Exhibit 10.4

SECURITY AGREEMENT

THIS AGREEMENT is made as of June 26, 2008 between NEXXUS LIGHTING, INC., as debtor, a Delaware corporation (“Debtor”), and Jay Weil, as collateral agent (“Collateral Agent”) for the secured parties (“Secured Parties”) pursuant to that certain Collateral Agent Agreement (the “Collateral Agent Agreement”) dated as of the date hereof among Debtor, Collateral Agent and Secured Parties.

FOR VALUE RECEIVED, Debtor hereby represents, warrants, covenants and agrees as follows:

1. Security Interest. (a) To secure its obligations under the Notes (as defined in the Note and Warrant Purchase Agreement, dated as of June 26, 2008 between the Debtor and the Secured Parties (the “Purchase Agreement”)), Debtor hereby grants to Secured Parties, pari passu, a present and continuing first priority security interest (the “Security Interest in all of Debtor’s right, title and interest in, to and under all its property (the “Collateral”), whether now owned or existing or hereafter acquired or arising and wheresoever located, including, without limitation:

(i) all of Debtor’s software, including all source code, object code and documentation, and lexicon databases together, including all trade secrets, copyrights and other property rights therein;

(ii) all of Debtor’s patents and patent applications, and all continuations, divisions, re-issues and renewals thereof, in whole or in part, together with any patents that may be issued with respect thereto;

(iii) all of Debtor’s trademarks, service marks and applications for trademarks and service marks, including, but not limited to, the trademarks and applications to register trademarks listed on Exhibit A attached hereto and made a part hereof, all common law rights in the trade marks, service marks and trade names subject to such registrations, all statutory rights that may attach to any registrations thereof and any related renewals, and all related good will;

(iv) all of Debtor’s copyrights and copyright applications;

(v) the right to sue for past, present and future infringement or misappropriation of trade secrets, copyrights, patents, trademarks and service marks, and all rights corresponding thereto throughout the world;

(vi) all products and proceeds of the foregoing, including the right to receive license fees, royalties and other payments in respect thereof, the proceeds of any infringement suits, and so forth;

(vii) all equipment (including all machinery, tools and furniture), all inventory (including all merchandise, raw materials, work in process, finished goods and supplies), motor vehicles and goods (the “Tangible Collateral”);

(viii) all accounts, accounts receivable, rights to the payment of money, payment intangibles, other receivables, contract rights, contracts, leases, chattel paper, electronic chattel paper, commercial tort claims, insurance refund claims and other insurance claims and proceeds, and general intangibles of Debtor, including, without limitation, all tax refund claims, goodwill, going concern value, blueprints, designs, computer programs, software, service marks, inventions, trade names, customer lists, product lines and research and development, all of Debtor’s rights under all present and further authorizations, permits, licenses and franchises heretofore or hereafter granted to Debtor for the operation of Debtor’s business (including, to the maximum extent permitted by law, all rights incident to appurtenant to such licenses and permits, including, without limitation, the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of such licenses and permits;

(ix) all instruments, documents of title, letters of credit, rights to proceeds of letters of credit, letter of credit rights, supporting obligations of every kind and description, policies and certificates of insurance, securities, securities entitlements, investment property, partnership interests, membership interests in limited liability companies (including, without limitation, all of Debtors’ right, title and interest in and to all limited liability companies, including, without limitation, Advanced Lighting Systems, LLC, and partnership interests in partnerships and to any successor business entities, and the right to receive all payments and distributions due or to become due under all related partnership agreements, operation agreements, and other constituent documents governing or establishing such business entities), bank deposits, deposit accounts, checking accounts, certificates of deposit and cash;

(x) all accessions, additions or improvements to, and all proceeds and products of, all of the foregoing, including proceeds of insurance; and

(xi) all books, records, documents, computer tapes and discs relating to all of the foregoing.

(b) All Collateral consisting of accounts, contract rights, chattel paper, general intangibles and other Collateral described in subparagraph (viii) above arising from the sale, delivery or provision of goods and/or services are sometimes hereinafter collectively called the “Customer Receivables.”

(c) Debtor hereby acknowledges and agrees that the description of Collateral contained in this Security Agreement covers, and is intended to cover, all assets of Debtor. For avoidance of doubt, it is expressly understood and agreed that, to the extent that the Uniform Commercial Code (“UCC”) is revised subsequent to the date hereof such that the definition of any of the foregoing terms included in the description of Collateral is changed, the parties agree that any property which is included in such changed definitions which would not otherwise be included in the foregoing grant on the date hereof be included in such grant immediately upon the effective date of such revision, it being the intention of the parties hereto that the description of Collateral set forth herein be construed to include the broadest possible range of property and assets and all tangible and intangible personal property and fixtures of Debtor of every kind and description.

2. Collateral Agent. The rights of Secured Parties in the Collateral will be exercisable by Collateral Agent as agent for Secured Parties pursuant to the Purchase Agreement. In such capacity, from time to time and at any time, Collateral Agent may in its sole discretion take any and all actions, exercise any and all rights and remedies, give any and all waivers and forbearances, and make any and all determinations and elections that Secured Parties are entitled to exercise under this Agreement and the Notes. Debtor will be entitled to rely solely on the actions of Collateral Agent as binding all Secured Parties.

3. Other Matters.

(a) Perfection. From time to time and at any time, Debtor will execute such financing statements, assignments, notices of assignments, registrations of the collateral assignment of its patents, trademarks and copyrights, and such other filings, notices and any other documents and do such other acts as Collateral Agent may reasonably request for the purpose of perfecting, confirming, continuing, enforcing and/or protecting the security interest of Secured Parties in the Collateral. Debtor will furnish to Collateral Agent promptly upon request such information as may be necessary to complete such financing statements, filings and other documents. From time to time and at any time, Collateral Agent may file any and all such documents with the appropriate registries as necessary to perfect, confirm, continue, enforce or protect the security interest of Secured Parties in the Collateral. Debtor hereby appoints Collateral Agent as its attorney in fact with the power and authority to execute and deliver in Debtor’s name any of the foregoing financing statements, assignments, notices of assignments and other documents that Debtor refuses or is unable to so execute and deliver. This power of attorney is coupled with an interest and is irrevocable.

(b) Obligations of Collateral Agent. In addition to those duties and powers of Collateral Agent pursuant to the Purchase Agreement, upon payment in full of all outstanding amounts due under the Notes, Collateral Agent will promptly terminate all financing statements, filings and other documents referenced in Section 3(a) hereof, and execute and deliver to Debtor such termination statements, releases, re-assignments and other instruments as necessary to re-vest in Debtor full title to the Collateral and to remove all liens and security interests of Secured Parties therein. Collateral Agent hereby appoints Debtor as its attorney in fact with the power and authority to execute and deliver in the name of Collateral Agent and/or Secured Parties any of the foregoing termination statements, releases, re-assignments and other instruments that Collateral Agent and/or Secured Parties refuse or are unable to so execute and deliver. This power of attorney is coupled with an interest and is irrevocable.

(c) Rights and Remedies of Secured Parties. The rights and remedies of Secured Parties with respect to the security interest granted hereby are in addition to those set forth in the Notes, and those which are now or hereafter available to Secured Parties as a matter of law or equity. Each right, power and remedy of Secured Parties provided for herein or in the Notes, or now or hereafter existing at law or in equity, will be cumulative and concurrent and will be in addition to every right, power or remedy provided for herein and the exercise by Secured Parties of any one or more of the rights, powers or remedies provided for in this Agreement or the Notes, or now or hereafter existing at law or in equity, will not preclude the simultaneous or later exercise by any person, including Secured Parties, of any or all other rights, powers or remedies.

4. Use of Collateral. Unless an Event of Default has occurred and is continuing under any Note:

(a) Debtor may deal in the Collateral in the ordinary course of business, including the payment of expenses incurred in the ordinary course of the Debtor’s business and the repayment of any loans listed on Schedule 4.1, but in no event may Debtor transfer or assign (i) all or substantially all of its rights in the Collateral to any other person (including a subsidiary or affiliate of Debtor) or (ii) any rights in all or any portion of the Collateral to any subsidiary oraffiliate of Debtor, in each case without the prior written consent of Collateral Agent. Debtor may grant licenses to third parties for the use of, and/or sublicense of, all or any part of the Collateral, on a non-exclusive basis or exclusive basis, but in no event shall any such exclusive license have a term of more than one year unless Debtor first obtains the prior written consent of Collateral Agent. Licenses may be granted for up-front or recurring license fees, or for other consideration, for such periods of time as Debtor deems appropriate (including license terms that extend beyond the maturity of any Note), and on such other terms and conditions as Debtor deems appropriate, and all such licenses, sublicenses and other grants of rights will survive any repossession of or foreclosure on the Collateral by Collateral Agent;

(b) the proceeds of Debtor’s licensing and other dealings in the Collateral may be used by Debtor for any proper corporate purposes; and

(c) Debtor may grant one or more third parties a security interest in some or all of the Collateral in connection with a purchase money security interest retained by a seller of goods or services. Provided that it has first obtained the written consent of Collateral Agent, Debtor may grant one or more third parties other types of security interests in some or all of the Collateral to third parties, however, all such interests must be junior and subordinated to the security interest of Secured Parties and such junior secured parties may not take any action with respect to the Collateral without the prior written consent of Collateral Agent.

5. Events of Default. (a) Debtor will be in default under this Agreement upon the occurrence of any one of the following events (each, an “Event of Default”):

(i) default by Debtor in the due observance or performance of any material covenant or agreement contained herein or material breach by Debtor of any material representation or warranty herein contained and Debtor fails to cure such default within thirty (30) days following written demand by Collateral Agent; or

(ii) any event of default under the Notes occurs; or

(iii) default by Debtor in the payment when due of the principal of, or interest on, any other indebtedness of Debtor to any Secured Party and Debtor fails to cure such default within thirty (30) days following written demand by Collateral Agent.

(b) If Debtor defaults under this Agreement or any Note and the commercial value of the Collateral exceeds the outstanding amounts due to Secured Parties, then Collateral

Agent will act in good faith in a commercially reasonable manner in disposing of or otherwise dealing in the Collateral in order not to prejudice the interests of Debtor’s other secured creditors, unsecured creditors and shareholders.

6. Remedies Upon Event of Default. If any Event of Default will have occurred and be continuing, Collateral Agent may exercise all the rights and remedies of a Secured Party under the Purchase Agreement and the UCC (whether or not the UCC is in effect in the jurisdiction where such rights and remedies are exercised) and, in addition, Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, (i) apply the cash, if any, then held by it as Collateral in the manner specified in Section 8, and (ii) if there will be no such cash or if such cash will be insufficient to pay all the obligations in full, sell the Collateral, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as Collateral Agent may deem satisfactory. Collateral Agent may require Debtor to assemble all or any part of the Collateral and make it available to Collateral Agent at a place to be designated by Collateral Agent which is reasonably convenient. Collateral Agent and any Secured Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale) and thereafter hold the same, absolutely, free from any right or claim of whatsoever kind. Upon any such sale Collateral Agent will have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale will hold the Collateral so sold absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of Debtor. Debtor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any rule of law or statute now existing or hereafter adopted. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as Collateral Agent may determine. Collateral Agent will not be obligated to make such sale pursuant to any such notice. Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Collateral Agent until the selling price is paid by the purchaser thereof, but Collateral Agent will not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Collateral Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the security interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

7. Right of Collateral Agent to Use and Operate Tangible Collateral, Etc. Upon the occurrence of an Event of Default, to the extent permitted by law, Collateral Agent will have the right and power to take possession of all or any part of the Tangible Collateral, and to exclude Debtor and all persons claiming under Debtor wholly or partly therefrom, and thereafter to hold, store, and/or use, operate, manage and control the same. Upon any such taking of possession, Collateral Agent may, from time to time, at the expense of Debtor, make all such repairs, replacements, alterations, additions and improvements to and of the Tangible Collateral as Collateral Agent may deem proper. In such case, Collateral Agent will have the right to manage and control the Tangible Collateral and to carry on the business and to exercise all rights and powers of Debtor in respect thereto as Collateral Agent will deem best, including the right to enter into any and all such agreements with respect to the leasing and/or operation of the Tangible Collateral and any part thereof as Collateral Agent may see fit; and the Secured Party will be entitled to collect and receive all rents, issues, profits, fees, revenues and other income of the same and every part thereof. Such rents, issues, profits, fees, revenues and other income will be applied to pay the expenses of holding and operating the Tangible Collateral and of conducting the business thereof, and of all maintenance, repairs, replacements, alterations, additions and improvements, and to make all payments which Collateral Agent may be required or may elect to make, if any, for taxes, assessments, insurance and other charges upon the Tangible Collateral or any part thereof, and all other payments which Collateral Agent may be required or authorized to make under any provision of this Security Agreement (including legal costs and attorney’s fees). The remainder of such rents, issues, profits, fees, revenues and other income will be applied to the payment of the obligations in such order or priority as Collateral Agent will determine (subject to the provisions of Section 8 hereof) and, unless otherwise provided by law or by a court of competent jurisdiction, any surplus will be paid over to Debtor.

8. Application of Collateral and Proceeds. If an Event of Default will have occurred and be continuing, the proceeds of any sale of, or other realization upon, all or any part of the Collateral will be applied in the following order of priorities:

(i) first, to pay the expenses of such sale or other realization, including those reasonable expenses, liabilities and advances actually incurred or made by Collateral Agent and its agent and counsel in connection therewith, and any other unreimbursed expenses of which Collateral Agent is to be reimbursed pursuant to Section 9 as determined in its sole discretion;

(ii) second, to the payment of the obligations in such other manner as Collateral Agent, in its sole discretion, will determine; and

(iii) finally, to pay to Debtor, or its successors or assigns, or to a court of competent jurisdiction, or as directed by a court of competent jurisdiction, any surplus then remaining from such proceeds.

9. Expenses; Secured Parties’ Lien. Debtor will promptly upon demand pay to Collateral Agent:

(a) the amount of any taxes which the Secured Parties may have been required to pay by reason of the security interests herein (including any applicable transfer taxes) or to free any of the Collateral from any lien thereon; and

(b) the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and disbursements of Collateral Agent’s counsel and of any agents not regularly in its employ, which Collateral Agent may actually incur in connection with (x) the preparation and administration of this Agreement, (y) the collection, sale or total disposition of any of the Collateral, (z) the exercise by Collateral Agent of any of the powers conferred upon it hereunder, or (aa) any default on Debtor’s part hereunder.

10. Covenants of Debtor. Debtor hereby covenants and agrees that Debtor will:

(a) defend the Collateral against all claims and demands of all persons at any time claiming any interest therein;

(b) provide Collateral Agent with immediate written notice of (i) any change in the chief executive officer of Debtor or the office where Debtor maintains its books and records pertaining to the Customer Receivables, or (ii) the movement or location of Collateral (outside the ordinary course of business) to or at any address other than as set forth on Schedule 10(b) attached hereto.;

(c) promptly pay any and all taxes, assessments and governmental charges upon the Collateral prior to the date penalties are attached thereto, except to the extent that such taxes, assessments and charges shall be contested in good faith by Debtor;

(d) immediately notify Collateral Agent of any event causing a substantial loss or diminution in the value of all or any material part of the Collateral and the amount or an estimate of the amount of such loss or diminution; and

(e) keep its records concerning the Collateral, including the Customer Receivables and all chattel paper included in the Customer Receivables, at its principal office, one or more of the locations set forth on Schedule 10(e) attached hereto or at such other place or places of business as the Secured Party may approve in writing, or if in electronic form will ensure that it is available at its principal office. Debtor will hold and preserve such records and chattel paper and, provided reasonable notice has been given to Debtor, will permit representatives of the Secured Party at any time during normal business hours to examine and inspect the Collateral and to make abstracts from such records and chattel paper and will furnish to the Secured Party such information and reports regarding the Collateral as the Secured Party may from time to time reasonably request.

11. Collections with Respect to Customer Receivables. Debtor will, at its expense, and subject at all times to Collateral Agent’s right to give directions and instructions:

(a) endeavor to collect or cause to be collected from customers indebted on Customer Receivables, as and when due, any and all amounts, including interest, owing under or on account of each Customer Receivables; and

(b) take or cause to be taken such appropriate action to repossess goods, the sale or rental of which gave rise to any Customer Receivables, or to enforce any rights or liens under Customer Receivables, as Debtor or Collateral Agent may deem proper, and in the name of Debtor, or Collateral Agent , as Collateral Agent may deem proper;

provided that (x) Debtor will use its best judgment to protect the interests of the Secured Parties and (y) Debtor shall not be required under this Section 11 to take any action which would be contrary to any applicable law or court order. Debtor shall, at the request of Collateral Agent following the occurrence of any Event of Default (as defined in Section 5 above), notify the account debtors of the security interests of the Secured Parties in any of the Customer Receivables and Collateral Agent may also notify such account debtors of such security interests. Collateral Agent will have full power at any time after such notice to collect, compromise, endorse, sell or otherwise deal with any or all outstanding Customer Receivables or the proceeds thereof in the name of either Collateral Agent or Debtor. In the event that, after notice to any account debtors to pay Collateral Agent on behalf of the Secured Parties, Debtor receives any payment on a Customer Receivable, any such payments shall be held by Debtor in trust for Collateral Agent and immediately turned over to Collateral Agent as aforesaid.

12. Interpretation. This Agreement will be interpreted in accordance with, and subject to the provisions of, the Purchase Agreement applicable to all Transaction Documents (as such term is defined therein). Without limiting the foregoing, this Agreement is governed by Delaware law.

13. Termination of this Agreement. This Agreement and the Security Interest shall terminate immediately on the satisfaction of all of the Company’s obligations under the Note and Purchase Agreement and the Collateral Agent shall immediately thereafter return to the Company any Collateral directly or indirectly in its possession or control.

[signatures on following page]

Exhibit 10.4

[signature page for Security Agreement]

SIGNED AND DELIVERED as of the date first above written.

NEXXUS LIGHTING, INC.

By:	/s/ John C. Oakley
Name:	John C. Oakley
Title:	Chief Financial Officer

COLLATERAL AGENT:

/s/ Jay Weil
Name: Jay Weil